New Perspective Fund Inc.
333 South Hope Street, Los Angeles, CA 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$897,216
Class B	$23,413
Class C	$23,597
Class F	$22,822
Total	$967,048
Class 529-A	$15,792
Class 529-B	$1,499
Class 529-C	$2,584
Class 529-E	$773
Class 529-F	$293
Class R-1	$610
Class R-2	$7,234
Class R-3	$19,650
Class R-4	$14,443
Class R-5	$62,804
Total	$125,682

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6750
Class B	$0.4137
Class C	$0.4136
Class F	$0.6750
Class 529-A	$0.6570
Class 529-B	$0.3882
Class 529-C	$0.3991
Class 529-E	$0.5586
Class 529-F	$0.7245
Class R-1	$0.4274
Class R-2	$0.4046
Class R-3	$0.5647
Class R-4	$0.6592
Class R-5	$0.7614

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,420,859
Class B	59,451
Class C	62,026
Class F	37,742
Total	1,580,078
Class 529-A	27,154
Class 529-B	4,245
Class 529-C	7,260
Class 529-E	1,545
Class 529-F	460
Class R-1	1,616
Class R-2	19,410
Class R-3	37,685
Class R-4	24,869
Class R-5	90,093
Total	214,337

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.45
Class B	$30.84
Class C	$30.63
Class F	$31.33
Class 529-A	$31.26
Class 529-B	$30.79
Class 529-C	$30.76
Class 529-E	$31.04
Class 529-F	$31.25
Class R-1	$30.61
Class R-2	$30.72
Class R-3	$31.00
Class R-4	$31.23
Class R-5	$31.47